LIMITED LIABILITY COMPANY AGREEMENT

OF

JAVO DISPENSER, LLC

a Delaware limited liability company

July 8, 2005

Section	Page

3.10 Acknowledgment of Counsel; Members' Consent.	9
3.11 Power of Attorney	10
4. UNITS	10
4.1 Authorized Units.	10
4.2 Common Units.	11
4.3 Issuance of Units	11
4.4 Recapitalizations.	12
4.5 Transfer of Units	12
4.6 Permitted Transfers.	13
4.7 Rights of First Refusal	13
5. CAPITAL	15
5.1 Initial Capital Contributions.	15
5.2 Additional Capital Contributions.	15
5.3 Capital Accounts.	15
5.4 Gross Asset Value of Company Assets.	16
5.5 Authority to Enforce Capital Contributions.	17
5.6 No Interest; No Return.	17
5.7 No Obligation to Restore Capital Account Deficit.	17
6. DISTRIBUTIONS	18
6.1 Distributions in General.	18
6.2 Priority of Distributions	18
6.3 Distributions In Kind.	18
6.4 Distributions to Pay Taxes.	18
6.5 Taxes of Members Paid or Withheld.	18
7. ALLOCATIONS	19
7.1 General Allocations.	19
7.2 Regulatory Allocations.	19
7.3 Tax Allocations	21
7.4 Other Allocation Rules	21
7.5 Consent to Allocations.	22

Section	Page

7.6 Computation of Net Income and Net Loss.	22
8. DISSOLUTION AND TERMINATION	23
8.1 Events Causing Dissolution.	23
8.2 Liquidator.	23
8.3 Certificate of Dissolution.	23
8.4 Winding Up of the Company.	23
8.5 Termination.	24
9. INDEMNIFICATION	24
9.1 General.	24
9.2 Advancement of Expenses.	24
9.3 Non-Exclusivity.	24
9.4 Interested Transactions.	24
9.5 Curative Payments.	25
10. BOOKS AND RECORDS	25
10.1 Maintenance of Books and Records.	25
10.2 Inspections and Reports	26
11. MISCELLANEOUS	26
11.1 Amendment.	26
11.2 Notices	26
11.3 Counterparts.	27
11.4 Severability.	27
11.5 Binding on Successors.	27
11.6 Captions.	27
11.7 Terms and Usage.	27
11.8 Application of the Act.	27
11.9 Choice of Law.	27
11.10 Entire Agreement.	27
11.11 Waiver.	28
11.12 Further Assurances.	28
11.13 Attorney's Fees.	28

Section	Page

11.14 Probate Confirmation.	28
11.15 Remedies and Jurisdiction.	28
12. DEFINITIONS.	28
12.1 Act.	28
12.2 Adjusted Capital Account Deficit.	28
12.3 Adjustment Date.	29
12.4 Affiliate.	29
12.5 Agreement.	29
12.6 Capital Account.	29
12.7 Capital Contribution.	29
12.8 Certificate.	29
12.9 Code.	29
12.10 Common Unit.	30
12.11 Company.	30
12.12 Company Minimum Gain.	30
12.13 Control.	30
12.14 Depreciation.	30
12.15 Economic Risk of Loss.	30
12.16 Fiscal Period.	30
12.17 Fiscal Year.	30
12.18 Gross Asset Value.	30
12.19 GAAP.	30
12.20 Indemnitee.	31
12.21 IRS.	31
12.22 Liquidator.	31
12.23 Majority Vote.	31
12.24 Manager or Manager.	31
12.25 Member.	31
12.26 Member Minimum Gain.	31
12.27 Member Nonrecourse Debt.	31

Section	Page

12.28 Member Nonrecourse Deductions.	31
12.29 New Units.	31
12.30 Net Income or Net Loss.	31
12.31 Nonrecourse Deductions.	31
12.32 Nonrecourse Liability.	31
12.33 Permitted Transfer.	31
12.34 Person.	31
12.35 Proportionate or Proportionately.	32
12.36 Purchaser.	32
12.37 Recapitalization.	32
12.38 Regulations.	32
12.39 Regulatory Allocations.	32
12.40 SEC.	32
12.41 Securities Act.	32
12.42 Supermajority Vote.	32
12.43 Transfer.	32
12.44 Unit.	32
12.45 Unitholders.	32
EXHIBIT A SCHEDULE OF UNITS	34
CONSENT OF SPOUSE	35

v

LIMITED LIABILITY COMPANY AGREEMENT

OF

JAVO DISPENSER, LLC

a Delaware limited liability company

This LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of JAVO DISPENSER, LLC, a Delaware limited liability company (the "Company") is made and entered into as of July 8, 2005 ("Effective Date") by and among each of the persons listed on the attached Exhibit A, as may be amended or supplemented from time to time in accordance with this Agreement (each, a "Member," and collectively, the "Members"). Capitalized words used herein have the meanings provided in Section 12 hereof.

1.    ORGANIZATION

1.1       Formation. The Company has been formed as a Delaware limited liability company by the execution and filing of the Certificate with the Delaware Secretary of State in accordance with the Act.

1.2       Name. The name of the Company on the date of execution of this Agreement is JAVO DISPENSER, LLC. The Company's business may be conducted under its name or under one or more fictitious names deemed advisable by the Manager.

1.3       Principal Office or Offices; Other Offices. The principal office of the Company is located at 131 I Specialty Drive, Vista, California 92081, or such other place as the Manager may from time to time designate by notice to the Members. The Company may maintain another principal executive office and additional offices or places of business at such other place or places within or outside the State of Delaware from time to time as the Manager may deem advisable.

1.4       Purpose and Business. The purpose of the Company is to engage, as determined from time to time by the Manager, in any lawful business activity in which a Delaware limited liability company may engage, except that the Company shall not engage in the banking business, the business of issuing policies of insurance and assuming insurance risks, or the trust company business.

1.5       Term. The term and existence of the Company commenced upon the filing of the Certificate with the Delaware Secretary of State and shall continue in perpetuity until terminated pursuant to this Agreement.

1.6       Registered Office and Registered Agent. The address of the initial registered office of the Company in the State of Delaware and the initial registered agent for service of process on the Company in the State of Delaware at such registered office is as provided in the Certificate. The registered office and registered agent may be changed from time to time by the Manager by causing the filing with the Delaware Secretary of State of the address of the new registered office and/or the name of the new registered agent in accordance with the Act.

1.7       Other Required Filings. The Manager shall cause to be filed an annual tax statement, provided by the Company's registered agent in Delaware, pursuant to Section 18-1 107(d) of the Act with the Delaware Secretary of State on or before the first day of June of each year, and as soon as practicable after any change in the information that shall have been required to be contained in such tax statement. The Manager shall also cause to be filed, recorded or published such certificates and documents as may be required by the Act or other applicable law in connection with the use of fictitious business names by the Company, the qualification of the Company to do business in one or more States, the continuance of the business and affairs of the Company in the ordinary course of business of the Company, and for the due performance by the Company of the terms and conditions of this Agreement.

1.8       Fiscal Year and Accounting Methods. The Fiscal Year of the Company shall be the calendar year, unless the Manager determines that some other Fiscal Year would be more appropriate and obtains the consent, if necessary, of the IRS to use that other Fiscal Year as its taxable year. The financial books and records of the Company shall be kept in accordance with GAAP, and the tax books and records of the Company shall be kept on the basis of United States federal income tax accounting principles using the accrual method of accounting.

1.9       Organizational Expenses of the Company. The Company shall pay the expenses and costs of formation and organization of the Company (including legal, accounting and filing fees and costs), and promptly reimburse the Manager and Members of the Company the expenses incurred, or caused to be incurred, by each such Manager or Member on behalf of the Company or in its name with respect to the formation and organization of the Company (including legal, accounting and filing fees and costs).

1.10      Partnership Status. The Members intend, unless there is only one Member, that the Company be treated for federal, state and local income tax purposes as a partnership. No election shall be executed or filed on behalf of the Company by any Manager or Member of the Company or any other Person to treat the Company as other than a partnership without prior unanimous written approval by the Members. Whenever possible, this Agreement shall be construed in a manner consistent with the classification of the Company for federal, state and local income tax purposes as a partnership, unless there is only one Member.

1.11      Limit on Borrowing. The outstanding borrowing associated with guaranties made by Members shall not exceed in the aggregate original principal amount of $2,000,000, which shall initially be the maximum amount of borrowing. A different limit may be established from time to time by a Supermajority Vote of the Members.

2.            MANAGEMENT

2.1       Management by the Managers. Management of the Company shall be vested in the Manager. Subject to the requirements of approval of Members to the extent that such approval is expressly required by the Act or any provision of this Agreement, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to exercise any and all of the powers of the Company, on behalf of the Company, at Company expense and without Member approval, including without limitation the authority, power and discretion to cause the Company to exercise, or to exercise on behalf of the Company or in its name, any and all of the powers of a limited liability company set forth in Section 18-402 of the Act from time to time, whether independently or successively in any combination, including but not limited to the following:

(a)           Make contracts and guarantees, incur liabilities, act as surety, and borrow money;

(b)           Sell, lease, exchange, transfer, convey, mortgage, pledge, and otherwise dispose of all or any part of the property and assets of the Company;

(c)           Purchase, take, receive, lease, or otherwise acquire, own, hold, improve, renovate, alter, rebuild, demolish, replace, and use or otherwise deal in and with any interest in real or personal property, wherever located, or acquire options to do so;

(d)           Issue notes, bonds, and other obligations and secure any of them by mortgage or deed of trust or security interest of any or all of the assets of the Company;

(e)           Sue on, defend,' or compromise any and all claims or liabilities in favor of or against the Company; submit any or all such claims or liabilities to arbitration; confess a judgment against the Company in connection with any litigation in which the Company is involved; and complain or defend any action, arbitration, or proceeding, whether judicial, administrative, or otherwise, in the name of the Company ;

(f)            Appoint and remove all agents, and employees of the Company, prescribe the powers and duties for them consistent with this Agreement and applicable law, and fix their compensation;

(g)           Retain legal counsel, auditors, and other professionals in connection with the Company business and to pay therefor such remuneration as the Manager may determine;

(h)           Take all actions, make all filings, registrations, applications, give such consents, and do all other things as the Manager may deem necessary or appropriate to constitute the Company a limited liability company in good standing in each jurisdiction wherever the Company may do business and any other jurisdiction as the Manager deems appropriate;

(i)            Issue Units in exchange for Capital Contributions; and

(j)            Admit one or more Persons as Members, and supplement or amend such Addendum to reflect the issuance of Units by the Company and admission of Members to the Company.

2.2       Limitations on Power of the Manager

(a)    Actions Requiring Approval of Members. Notwithstanding any other provisions of this Agreement to the contrary, the Manager shall not have authority hereunder to take, or to cause the Company to take, any of the following actions or to engage, or to cause the Company to engage, in any of the transactions specified below without the prior written approval by Majority Vote of the Members with respect to which such action or transaction is undertaken:

(i)              The sale, exchange or other disposition of all, or substantially all, of the assets of the Company occurring as part of a single transaction or plan, or in multiple transactions over a twelve month period, except in the orderly liquidation and winding up of the business of the Company upon its duly authorized dissolution;

(ii)            The merger of the Company with another limited liability company, corporation, partnership or other business entity; provided in no event shall a Member be required to become a general partner in a merger with a partnership without his express written consent, unless the agreement of merger provides each Member with the dissenter's rights described in the Act;

(iii)           Transactions between the Company and the Manager or one or more of the Manager's Affiliates, or transactions in which the Manager or one or more of the Manager's Affiliates, has a material financial interest, with the exception of transactions contemplated under the Master Equipment Lease Agreement between Javo Beverage Company, Inc., an Delaware corporation ("Javo") and the Company entered into on the Effective Date and any other transactions contemplated in this Agreement;

(iv)            The filing of a voluntary bankruptcy petition on behalf of the Company;

(v)             The dissolution of the Company;

(vi)            The amendment of the Certificate; or

(vii)           The amendment of this Agreement, other than an amendment merely to reflect the issuance of Units or the admission of the transferees thereof as Members and withdrawal of the transferors thereof as Members.

(b)       Prohibited Actions. Except as expressly set forth in this Agreement, the Manager shall not have any authority hereunder to:

(i)               Employ, or permit any Person to employ, the funds or assets of the Company (other than pursuant to an act taken in good faith and required by this Agreement) in any manner except as intended in good faith for the exclusive benefit of the Company;

(ii)             Perform any action (other than an act required by this Agreement or any act taken in good faith) which would, at the time such act occurred, subject the Members, as such, to liability in any jurisdiction;

(iii)            Possess Company property in a capacity other than on behalf, or in the name, of the Company;

(iv)            Assign the rights of the Company in any property for other than a Company purpose or commingle Company funds with those of any other Person;

(v)            Take any action (other than an act required by this Agreement) that would make it reasonably impracticable to carry on the ordinary business of the Company;

(vi)           Take any action (other than any act taken in the good faith based belief that it is required by this Agreement) in contravention of the express provisions of this Agreement.

2.3       Election and Removal of Manager

(a)       Number. There shall be one (1) Manager.

(b)       Tenure. The Manager shall hold office until the Manager resigns or is removed and a successor has been elected and qualified.

(c)       Election and Qualification of Manager. The Manager shall be elected by the Members. The person who receives a plurality of the votes shall be elected as Manager. The Manager need not be a Member, a resident of the State of Delaware, or a citizen of the United States. Initially, the Manager shall be Richard Gartrell.

(d)       Resignation. The Manager may resign at any time by giving written notice to the Members. The resignation of the Manager who is also a Member or has any other relationship with the Company shall not affect the Manager's rights as a Member, shall not constitute a withdrawal of that Member and shall not constitute the termination of any such relationship.

(e)         Removal. The Manager may be removed at any time with or without cause by a Majority Vote of the Members. The removal of a Manager who is also a Member, or associated with a Member, shall not affect the Manager's or such associate's rights as a Member and shall not constitute a withdrawal of that Member.

2.4       Performance of Duties and Liabilities of Manager

(a)       Standard of Care; Reliance on Information. The Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager. In performing the duties of the Manager, the Manager shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, of the following persons or groups: (a) employees or other agents of the Company; or (b) any attorney, independent accountant, or other person as to matters which the Manager reasonably believes to be within such person's professional or expert competence, as to matters within its designated authority.

(b)       Payment of Manager.The Manager shall be paid such reasonable compensation as determined from time to time by the Members and approved by Majority Vote of the Members.

(c)       Devotion of Time. The Manager is not obligated to devote all of its time or business efforts to the affairs of the Company. The Manager shall devote whatever time, effort, and skill as the Manager deems appropriate for the operation of the Company.

(d)       Signing Authority of Manager. The Manager is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, to sign all checks, drafts, promissory notes, deeds of trust or other instruments obligating the Company to pay money, and to sign all other contracts, agreements, deeds, obligations and other instruments on behalf of the Company. The signature of the Manager alone is sufficient for such instrument to be binding on the Company. The Manager shall have the power to execute bonds, mortgages and other contracts except where required or permitted by law to be otherwise signed and executed, and the signing and execution thereof may be expressly delegated by the Manager to some other agent of the Company.

(e)        Duties and Powers of the Manager. The Manager shall record, or cause to be recorded, all the resolutions of the Manager or Members in a book to be kept for that purpose, and shall perform like duties for the standing committees when required. The Manager shall give, or cause to be given, notice of any meetings of the Members or Manager and shall have custody of the seal, if any, and have authority to affix the same to any instrument requiring it, and when so affixed it may be attested by his signature. The Manager may give general authority to any other officer to affix the seal of the Company, if any, and to attest the affixing by his signature. The Manager shall keep, or cause to be kept, at the principal executive office or at the office of the Company's transfer agent or registrar, as determined by resolution of the Manager, a register, or a duplicate register, showing the names of all Members and their addresses, and the number of Units held by each. The Manager shall also keep, or cause to be kept, all documents described in Section 11.1 and such other documents as may be required under the Act and deliver documents to the Members to the extent required by Section 1 1.2 or the Act. The Manager shall be responsible for financial management and control, financial reporting to the lenders, investors and regulatory agencies, and tax planning, tax compliance and tax reporting. The Manager shall also be responsible for personnel policies and administration. The Manager shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, and interests. The books of account shall at all reasonable times be open to inspection by the Manager. The Manager or agent expressly authorized shall have, Chief Financial Officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company with such depositories as may be designated by the Manager. The Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Manager, taking proper vouchers for such disbursements, and shall render to the president and the Manager, or when Members so require, at a meeting of the Members, an account of all of his transactions as Chief Financial Officer and of the financial condition of the Company. The Chief Financial Officer shall perform such other duties and shall have such other responsibility and authority as may be prescribed elsewhere in this Agreement or from time to time by the Manager. The Chief Financial Officer shall have the general duties, powers and responsibility of a chief financial officer of a corporation, and shall be the chief financial and accounting officer of the Company.

2.5       Limited Liability of Manager. No person who is the Manager of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, by reason of being the Manager of the Company.

2.6       Reimbursement of Expenses of Manager. The Manager of the Company shall be reimbursed for the reasonable expenses incurred by the Manager on behalf of the Company or in its name with respect to the business and affairs of the Company to the extent such expenses are approved in writing by the Manager or incurred pursuant to the express terms and provisions of the Act or this Agreement.

2.7       Waiver of Conflict of Interests. Each of the Members acknowledges and consents to and waives the conflict of interests of the Manager in that the Manager is an employee and an executive officer of Javo. The Members hereby consent, as a condition to becoming a Member, that the Members' sole remedy shall be removal of the Manager with or without cause and replacement by a vote of the Members.

3.            MEMBERS

3.1        Limited Liability of Members. No Member shall be liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, by reason of being a Member of the Company; provided, however, that Members may be required under Section I 7253(e) of the Act to return certain distributions if they shall have had actual knowledge of facts indicating the impropriety of the distribution.

3.2       Limitations on Rights of Members. No Member shall have the right or power to (a) withdraw or reduce its Capital Contribution, except as a result of the dissolution of the Company or as otherwise expressly provided in this Agreement or required by law, (b) bring an action for partition against or affecting the Company, (c) demand or receive in any distribution property of any kind other than money, or (d) withdraw, resign or retire as a Member or member of the Company except pursuant to Section 4.6.

3.3       Members are not Agents. Pursuant to the Certificate and Section 3.1, the management of the Company is vested in the Manager. No Member, acting solely in the capacity of a Member or holder of Units, is an agent of the Company nor can any Member in such capacity bind, or execute any instrument on behalf of, the Company.

3.4       Action by Members

(a)       Voting Rights. Any action or approval of the Members shall require a Majority Vote of the Members, other than the election of Manager or replacement Manager which shall require the vote set forth in Section 3.3, and other than any action or approval which this Agreement expressly provides requires a Supermajority Vote of the Members.

(b)       Meetings. If and when the Manager shall determine, meetings of Members may be called and when called shall be governed by Section 17104 of the Act; provided, however, that this reference to Section 17104 or any other provision of this Agreement shall not be interpreted to require that meetings of the Members be held, it being the intent of the Members that meetings of the Members are not required.

(c)       Action Without Meeting. Any action with respect to which the Members are entitled to vote may be taken without a meeting of the Members and without prior notice, if a consent in writing, setting forth the action so taken, is signed by Members holding not less than a Majority Vote or such other requisite vote that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted and such written consent is delivered to the Secretary of the Company for retention with the books and records of the Company. Each Member shall be notified of any action so taken within thirty (30) days of its approval.

3.5       Tax Matters Member. If required by Section 623I(a)(7) of the Code, the Manager shall appoint a Member to serve as the tax matters partner in accordance with such Section (the "Tax Matters Member"), and in connection therewith and in addition to all the powers given thereunder, the Tax Matters Member shall have all other powers needed to fully perform hereunder including, without limitation, the power to retain all attorneys and accountants of his choice. The designation made pursuant to this paragraph is hereby expressly consented to by each Member as an express condition to becoming a Member.

3.6       Admission and Withdrawal of Members

(a)       Admission of a Member. Upon the Transfer or issuance of Units in compliance with the conditions set forth in Section 5, a transferee or recipient of Units shall be deemed admitted to the Company as a substitute or additional Member without need for further action of any Person. A transferee admitted as a Member shall enjoy the same rights, and be subject to the same obligations, as the transferor of the Units that were Transferred to the transferee; provided, however, that such transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall be relieved of all future obligations with respect to the Units so Transferred, and such transferee shall not be entitled to the receipt of any distribution with a record date preceding the date such Units were Transferred to the transferee. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of such substitute or additional Member. Anything herein to the contrary notwithstanding, the Company shall be entitled to treat the transferor of Units as the absolute owner thereof in all respects, and shall incur no liability for allocations of Net Income or Net Loss, or distributions of money or property or transmittal of reports and notices which are made in good faith to such transferor, until such time as the conditions set forth in Section 4 or 5, as applicable, have been satisfied and the effective date of the Transfer has passed.

 (b)       Withdrawal of a Member. If a Member shall Transfer all (but not less than all) of its remaining Units in compliance with the provisions of this Agreement, such Member shall thereupon automatically be withdrawn from the Company and cease to be a Member of the Company, the entire membership interest of such Member in the Company shall automatically terminate, and the withdrawn Member shall not be entitled to any payment from the Company for its Units or to any distributions from the Company other than distributions with a record date preceding the effective date of such Transfer.

3.7       No Transfer of Interest` Separate from Units. No Member shall assign an economic or membership interest in the Company, or otherwise Transfer all or any portion of such Member's economic, membership, voting, information or other rights as a Member, separately from a Transfer of the Units representing such rights and the admission of the transferee of such Units as a Member pursuant to Section 4.6, nor shall any Member obligate itself to act on behalf of or upon the direction of any Person with regard to the Member's right to require any information from the Company or obtain accountings of the Company's activities, to inspect the Company's books and records, or to vote on any matter upon which a Member is entitled to vote pursuant to either this Agreement or any applicable law. No Person who is assigned an economic or membership interest in the Company, or is otherwise Transferred all or any portion of a Member's economic, membership, voting, information or other rights as a Member, shall have any right to receive distributions, to vote, to receive information, to review the books and records of the Company or have any other rights with respect to the Company other than the rights to which such Person is entitled pursuant to their ownership of Units that are Transferred or issued to such Person in compliance with the provisions of this Agreement. Any Transfer or attempted Transfer of any interest or rights in the Company in violation of this Agreement, or any obligation to act on behalf of or upon the direction of another Person with respect to any of a Member's rights as a Member in violation of this Agreement, shall be null and void and of no effect.

3.8       Consistent Tax Reporting. Each of the Members acknowledge and are aware of the income tax consequences of the manner in which allocations are to be made under this Agreement and hereby agree to be bound by the provisions of this Agreement and the allocations made by the Manager from time to time pursuant thereto in reporting their Units of Net Income, Net Loss and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes consistently therewith.

3.9       Representations and Warranties of Members. Each Member hereby represents, warrants and covenants to the Company that, as of the date hereof:

(a)            Investment. Representation. The Member has acquired or is acquiring his, Units in good faith for his own account, for investment purposes only and not with a view to or for the distribution, resale, subdivision, fractionalization or disposition thereof, and the Member has no present interest of selling or otherwise distributing such Units. The Member is or will be the sole party in interest in his Units and as such is or will be vested with all legal and equitable rights in such Units.

(b)            Sophistication of the Member. The Member either has a preexisting personal or business relationship with the Company or any of its Manager or, by reason of his business or financial experience or the business or financial experience of his professional advisors, who are unaffiliated with and not compensated by the Company, directly or indirectly, has the capacity to protect his or her own interests in connection with this investment. The Member is able to bear the economic risk of an investment in his Units and can afford to sustain a total loss on such investment. The nature and amount of the Member's investment in such Units is consistent with his investment objectives, abilities and resources.

(c)            No Public Market. The Member understands that there is no public market for his Units and there is no assurance that there will be such a market in the future. The Member has been advised that his Units have not been registered under the Securities Act, and that said Units must be held indefinitely unless it is subsequently registered under the Securities Act, or an exemption from such registration is available, and understands that the Company is under no obligation to register said Units or to comply with any exemption from such registration requirement. In addition, the Member understands that the transferability of his Units is and will be further restricted by this Agreement which, among other things, requires that any sale or assignment or other Transfer of his Units will be subject to certain terms and conditions. Thus, the Member realizes that he cannot expect to be able to liquidate his investment in the Company readily, or at all, in the case of an emergency.

(d)            Member's Receipt of Information. The Member has been given the opportunity to ask questions of, and receive answers from the Manager of the Company concerning the terms and conditions of its investment in the Company and to obtain additional information necessary to verify the accuracy of the information provided by the Company and all other information as the Member desired in order to evaluate his investment  in the Company.

3.10   Acknowledgment of Counsel; Members' Consent. Each of the Members acknowledge that The Yocca Law Firm, LLP (the "Firm") drafted this Agreement on behalf of, and has acted as legal counsel to, both Javo and the Company, not as legal counsel to any of the Members individually and not as to Javo individually. Each Member is also aware that the Firm's representation of Javo with respect to this Agreement or the Master Lease between Javo and the Company may create a certain conflict between the interests of Javo and the interests of the Company or its Members. The Company, Javo and each Member has been informed that they may consult and should only rely on their own separate counsel in fully reviewing and evaluating this Agreement, including Members' obtaining tax advice on any subject relevant to the Members. Each Member acknowledges that:

(a)            The Member's interests in the Agreement may conflict with those of the Company and the other Members, including with respect to how the Members will share profits and losses between themselves;

(b)            The Member is aware that the Firm represents the Company, and that the Firm has represented Javo with respect to the Master Lease between Javo and the Company and with respect to other previous matters;

(c)            The Member hereby acknowledges receiving a full disclosure of the facts causing those actual or potential conflicts of interest;

(d)            The Member has been advised by the Company to seek independent counsel of the Member's choosing, and has had an adequate opportunity to do so, regarding the issue of actual and potential conflict of interests that may exist or may arise in the future among itself, the Company, the other Members, and Javo;

(e)            The Member has retained independent counsel, or has had adequate opportunity to do so and has knowingly and voluntarily waived its right to do so, and has in either case waived any conflict of interest arising out of the Firm's representation of the Company and the Firm's prior, concurrent, and future representation of Javo;

(f)            The Member has been advised by the Company that, and is aware that, this Agreement will have material tax consequences;

(g)            The Member has been advised by the Company to seek independent counsel of its choosing regarding this Agreement and its tax consequences, has had an adequate opportunity to do so, and has done so or has voluntarily waived such right;

(h)            The Member is aware that it remains able to engage independent counsel of its own choosing to vigorously assert any right on the Member's behalf at any time; and

(i)            The Member consents to the representation of the Company by the Firm under these circumstances.

3.11     Power of Attorney

(a)            Each Member hereby irrevocably constitutes and appoints the Manager, and any Liquidator, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(i)       execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the Manager or any Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (b) all instruments that the Manager or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the Manager or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Member or the Capital Contribution of any Member; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Units; and

(ii)       execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the Manager or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is expressly made or given by the Members hereunder.

(b)            Nothing contained in this Section 3.11 shall be construed as authorizing the Manager or any Liquidator to amend this Agreement except in accordance with Section 12.1 or as may be otherwise expressly provided for in this Agreement.

(c)            The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Members will be relying upon the power of the Manager to act as contemplated by this Agreement, and it shall survive and not be affected by the subsequent incapacity of any Member and the Transfer of all or any portion of such Member's Units and shall extend to such Member's heirs, successors, assigns and personal representatives. Each such Member hereby agrees to be bound by any representation made by the Manager or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Member hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Manager or any Liquidator, taken in good faith under such power of attorney. Each Member shall execute and deliver to the Manager or any Liquidator, within 15 days after receipt of the Manager's or Liquidator's request therefor, such further designation, powers of attorney and other instruments as the Manager or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Company.

4.            UNITS

4.1       Authorized Units. The ownership and membership interests of the Company shall be represented by and divided into Units. The total number of Units authorized to be issued by the Company is three thousand (3,000) and the maximum amount issuable at this time is three thousand (3,000) Units. The total number of Units authorized to be issued may only be changed by a Supermajority Vote. Any Units that are purchased, redeemed or otherwise acquired by the Company or that otherwise cease to be outstanding shall be canceled and restored to the status of authorized but unissued Units unless otherwise provided.

4.2       Common Units. All Units of the Company shall be designated as Common Units. For so long as it remains outstanding, each outstanding Common Unit shall entitle and obligate the holder thereof to the rights, powers, duties and obligations set forth below:

(a)            Allocations and Distributions. Each Common Unit shall entitle the holder thereof to a Proportionate share of the Net Income and Net Loss allocated to the Unitholders, and a Proportionate share of the distributions made to the Unitholders.

(b)            Voting Rights. Members holding Common Units shall have the right to one (1) vote for each outstanding Common Unit held by such Member and shall be entitled to notice of any Member's meeting and shall be entitled to vote upon such matters and in such manner as provided in this Agreement.

(c)            Other Rights and Obligations. Each outstanding Common Unit shall entitle and obligate the holder thereof to such other rights and obligations of Members as set forth in this Agreement.

4.3       Issuance of Units

(a)            Authority to Issue Units. Subject to the conditions set forth in Section 5.3(b) and the Preemptive Rights set forth in Section 4.3(c), the Manager may issue Units from time to time to such Persons in exchange for such Capital Contributions and upon such terms and conditions as the Manager may determine in its discretion.

(b)            Conditions to the Issuance of Units. The Company shall not issue Units to any Person, and no issuance of Units shall be effective, unless:

(i)            The Capital Contribution per Unit to be made by such Person is not less than the greater of (A) the fair market value per Unit as of the date of such issuance, or (B) the sum of the Capital Accounts of all existing Unitholders (determined after adjustment of the Capital Accounts of the Members pursuant to Section 6.4(b)), divided by the number of outstanding Units prior to such issuance;

(ii)           Such Person, if not a Member prior to such issuance, shall execute and deliver to the Company a counterpart to this Agreement, or a written agreement to be bound by the terms and conditions of this Agreement;

(iii)         Such issuance, and the admission of such Person as a Member, shall not require registration under the Securities Act, shall not otherwise violate any federal or state securities laws or regulations applicable to the Company, and shall not cause the Company to be treated as a "publicly traded partnership" under Section 7704 of the Code, in each case in the determination of the Manager.

(c)       Preemptive Rights. In the event that the Company proposes to undertake an issuance of New Units, it shall give to each of the Unitholders written notice of the proposed issuance, describing the New Units and setting forth the number of New Units that the Company proposes to issue and the price and other terms and conditions upon which the Company proposes to issue the New Units ("Issuance Notice"). Upon receipt of such Issuance Notice, each of the Unitholders shall have the right, but not the obligation, to purchase New Units at the price and on the other terms and conditions specified in the Issuance Notice, exercisable by delivery of notice to the Company ("Preemption Notice") within twenty (20) calendar days from the date of receipt of the Issuance Notice setting forth the number of New Units that the Unitholder, individually from the other Unitholders, elects to purchase. Such Unitholder's right to purchase New Units shall terminate if the Unitholder does not exercise such right (by delivery of the Preemption Notice) within the required time period. If any Unitholder elects to purchase New Units, then each such Unitholder shall purchase a number of the New Units equal to the lesser of (i) the number of New Units that the Unitholder elected to purchase, or (ii) the Unitholder's Proportionate share of the New Units. However, if there are New Units left unpurchased by Unitholders after the application of the previous sentence, then each Unitholder that elected to purchase more New Units than were allocated to the Unitholder under the previous sentence (an "excess election amount") shall additionally be obligated to purchase a number of New Units equal to (i) the number of New Units not allocated to any Unitholder under the previous sentence, multiplied by (ii) the ratio of the Unitholder's excess election amount to the aggregate excess election amount of all Unitholders. If existing Unitholders do not elect to purchase all of the New Units that the Company proposes to issue, the Company may issue any excess New Units to any other Person or Persons upon the terms and conditions specified in the Issuance Notice and subject to the conditions and limitations of this Agreement.

4.4     Recapitalizations. The Company may make a distribution of Units with respect to outstanding Units, effect a subdivision or combination of Units, or take a like action (each, a "Recapitalization"); provided, however, that the Company shall not effect any Recapitalization unless the respective voting rights and interests in Net Income and Net Loss and distributions of the Members immediately after the Recapitalization are the same as their respective voting rights and interests in Net Income and Net Loss and distributions immediately before the Recapitalization.

4.5       Transfer of Units

(a)       Conditions to the Transfer of Units. No Member shall Transfer all or any portion of its Units to any Person, and no such Transfer shall be effective, unless:

(i)            The Transfer is either a Permitted Transfer pursuant to Section 4.6, a Transfer pursuant to Section 4.7, or a Transfer pursuant to Section 4.8;

(ii)            Such Person, if not a Member prior to such Transfer, shall execute and deliver to the Company a counterpart to this Agreement, or a written agreement to be bound by the terms and conditions of this Agreement and to make all of the representations, warranties, approvals and acknowledgements of a Member hereunder, or (in the case of a Transfer by operation of law) such Person shall by operation of law be bound by the obligations of the transferor Member under this Agreement and be deemed to make the representations, warranties, approvals and acknowledgements made by the transferor Member under this Agreement;

(iii)         Such Transfer, and the admission of such Person as a Member, shall not require registration under the Securities Act, shall not otherwise violate any federal or state securities laws  or regulations applicable to the Company, and shall not cause the Company to be treated as a "publicly traded partnership" under Section 7704 of the Code, in each case in the determination of the Manager.

(b)            No Transfer of Units shall be effective, and no transferee of Units shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or rights to receive distributions or allocations in respect of the transferred or issued Units, as applicable, unless the conditions set forth above are satisfied prior to or concurrent with such Transfer. Any Transfer or attempted Transfer of Units in violation of this Agreement shall be null and void and of no effect.

(c)            Each Member acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the purposes of the Company, its status as a limited liability company and the relationship of its Members. The Transfer restrictions contained herein are expressly consented to by each Member as an express condition of becoming a Member.

4.6       Permitted Transfers. Subject to the conditions of Section 4.5, a Member shall be permitted to make a Transfer (a "Permitted Transfer") of Units without the application of Sections 4.7 if the Transfer is to:

(a)            his spouse or issue,

(b)            a trust for the sole benefit of such Member and/or his spouse or issue, but only if the Member retains sole voting control over any Transferred Units,

(c)            any individual or entity directly or indirectly holding one hundred percent (100%) of the value and voting power of the securities or other interests of the Member, or

(d)            any entity of which the Member holds, directly or indirectly, one hundred percent (100%) of the value and voting power of the securities or other interests of such entity.

Such Transferred Units shall remain subject to all of the terms and conditions contained in this Agreement and no further Transfer of such Units shall be permitted unless such Transfer complies with all of the terms and conditions contained in this Agreement. In the event of a Permitted Transfer of Units to a trust, at such time that the Transferring Member dies, loses sole voting control over such Units or such Units become no longer subject to such trust, the Company and non-Transferring Members shall have the rights provided in Sections 4.7 with respect to all such Units, unless concurrent with such event such Units are returned to the transferring Member. In the event of a Transfer to a trust, all notices required by this Agreement shall be given to both the Transferring Member and to the trustee or the successor trustee of such trust.

4.7       Rights of First Refusal

(a)            Company's Right of First Refusal. If a Unitholder ("Offering Unitholder") shall decide to sell or otherwise Transfer all or any portion of such Unitholder's Units ("Offered Units") pursuant to a bona fide offer, the Offering Unitholder shall give written notice to the Company (the "Offer Notice") setting forth such Offering Unitholder's desire to make such Transfer, the number of Units proposed to be Transferred by the Offering Unitholder, and the price and other terms and conditions upon which the Offering Unitholder proposes to Transfer the Offered Units. Upon receipt of the Offer Notice, the Company shall have the right, but not the obligation, to elect to purchase any or all of the Offered Units on the same terms and conditions as set forth in the Offer Notice, exercisable by delivery of notice to the Offering Unitholder (the "Exercise Notice") within twenty (20) calendar days from the date of receipt of the Offer Notice setting forth the number of Offered Units that the Company elects to purchase.

The Company's right to purchase Offered Units shall terminate if the Company does not exercise such right by delivery of the Exercise Notice within the required time period. If the Company elects to purchase all of the Offered Units, then the Offering Unitholder shall sell the Offered Units to the Company pursuant to Section 4.7(c).

(b)            Unitholders' Right of First Refusal. If the Company elects to purchase some but not all of the Offered Units, determines not to exercise its right to purchase Offered Units or does not exercise its right to purchase any of the Offered Units within the required time period, the Company shall notify the Unitholders other than the Offering Unitholder (the "Remaining Unitholders") in writing of such fact within five (5) calendar days of the Company's election to purchase some but not all of the Offered Units, the Company's determination not to exercise its right to purchase Offered Units, or the expiration of the Company's right to purchase Offered Units, as applicable (the "Unitholder Offer Notice"). The Unitholder Offer Notice shall also include a copy of, or set forth all of the information contained in, the Offer Notice. Upon delivery of the Unitholder Offer Notice, each Remaining Unitholder shall have the right, but not the obligation, to elect to purchase Offered Units that the Company did not elect to purchase (the "Remaining Offered Units") on the same terms and conditions as set forth in the Offer Notice, exercisable by delivery of notice to the Offering Unitholder and to the Company (the "Unitholder Exercise Notice") within twenty (20) calendar days from the date of delivery of the Unitholder Offer Notice setting forth the number of Remaining Offered Units that the Remaining Unitholder elects to purchase. On the date that is twenty (20) calendar days after delivery of the Unitholder Offer Notice, the right of each Remaining Unitholder to purchase Remaining Offered Units shall terminate if such Remaining Unitholder has not exercised such right by delivery of a Unitholder Exercise Notice, and the Company shall determine if the Remaining Unitholders together have elected to purchase all of the Remaining Offered Units. If not, then the right of the Company and of the Remaining Unitholders to purchase any of the Offered Units shall terminate, and the Offering Unitholder shall be permitted to Transfer all of the Offered Units pursuant to Section 4.7(d). If so, then the Offering Unitholder shall sell all of the Offered Units to the Company and the Remaining Unitholders pursuant to Section 4.7(c), and each Remaining Unitholder shall purchase a number of the Remaining Offered Units equal to the lesser of (i) the number of Remaining Offered Units that the Unitholder elected to purchase, or (ii) the number of Remaining Offered Units allocated to such Unitholder Proportionately among the Remaining Unitholders (determined as if all of the Units held by either the Offering Unitholder or the Remaining Unitholders not electing to purchase were not outstanding). However, if there are Remaining Offered Units left unpurchased after the application of the previous sentence, then each Remaining Unitholder that elected to purchase more Remaining Offered Units than were allocated to the Unitholder under the previous sentence (an "excess election amount") shall additionally be obligated to purchase a number of Remaining Offered Units equal to (i) the number of Remaining Offered Units not allocated to any Remaining Unitholder under the previous sentence, multiplied by (ii) the ratio of the Unitholder's excess election amount to the aggregate excess election amount of all Remaining Unitholders.

(c)            Purchase by the Company and/or Remaining Unitholders. If the Company and/or one or more Unitholders (collectively the "Purchasers") have elected to purchase all of the Offered Units, the closing of the purchase and sale shall occur at the offices of the Company at 10:00 a.m. on the fourteenth (14th) calendar day following the delivery by the Company of the Exercise Notice electing to purchase all of the Offered Units, or the determination by the Company that the Remaining Unitholders had elected to purchase all of the Remaining Offered Units, as the case may be, or at such other time and place as may be mutually agreed to in writing by the Purchasers and the Offering Unitholder (the "Closing"). At the Closing, the Offering Unitholder shall deliver to the Purchasers a certificate or certificates (if applicable) representing its Units duly endorsed for transfer, and the Purchasers shall each deliver to the Offering Unitholder cash (or a certified or cashier's check) for the amount of the cash consideration and any other consideration to be paid by such Purchaser for the Units it has elected to purchase. The Offering Unitholder and the Purchasers shall each execute and deliver such other documents as may reasonably be requested by any of the parties mentioned above in connection with the transactions contemplated in this Agreement. The Purchasers shall have the right, but not the obligation, to purchase the Offered Units for cash consideration whether or not part or all of the consideration specified in the Offer Notice is other than cash. If part or all of the consideration to be paid for the Offered Units as stated in the Company Offer Notice is other than cash, the price stated in the Offer Notice shall be deemed to be the sum of the cash consideration, if any, specified in the Offer Notice plus the fair market value of the non-cash, consideration specified in the Offer Notice. If the Offering Unitholder and the Purchasers are unable to agree upon the fair market value of the non-cash consideration, the fair market value shall be determined in good faith by the Manager, which determination shall be conclusive and binding upon all of the parties.

(d)            Failure to Exercise Right of First Refusal. In the event the Company and/or the Remaining Unitholders shall fail to tender the required consideration at the Closing, or in the event that the Company and/or the Remaining Unitholders do not elect to purchase all of the Offered Units within the time periods specified above, then all of the Offered Units may be Transferred by the Offering Unitholder at any time within eighty (80) calendar days from the date of the Closing, or the date of expiration of the Remaining Unitholders' rights to purchase, as applicable, to the person and for the consideration and upon the terms and conditions specified in the Offer Notice. Any Transfer of the Offered Units after the end of the eighty (80) day period or any change in the terms of the Transfer from the terms set forth in the original Offer Notice shall require a new notice of intent to transfer delivered to the Company and shall give rise anew to the rights provided in the preceding paragraphs.

5.           CAPITAL

5.1       Initial Capital Contributions. At the time of their respective execution of this Agreement, each Member or Unitholder has severally and not jointly agreed to guaranty a Proportionate amount of the obligation for money to be borrowed by the Company from First Regional Bank, or any future lender to the Company (each a "Lender"), up the amount as set forth in the Capital Contribution column opposite its name on Exhibit A to this Agreement, which is based on 150% of the maximum amount to be borrowed. The guaranty of the obligation shall be considered an immediate Capital Contribution to the Company and shall be evidenced by such further instruments and documents as may be requested by the Company or its Lender. In exchange for the Capital Contribution, each Unitholder has been issued the number of Units set forth opposite its name on Exhibit A to this Agreement equal to the amount of such Capital Contribution divided by $1,000.00. Each of the Members and the Company hereby agree that the amount of the Capital Contribution set forth opposite the name of each Unitholder is the fair market value of the total Capital Contribution made by such Unitholder as of the date of the execution by such Unitholder of this Agreement. The Company and each Member and Unitholder shall be deemed a third-party beneficiary of the guaranties of all the other Members or Unitholders. Accordingly, to the extent a Member or Unitholder shall make a payment on account of its guaranty that exceeds the lesser of (a) the Proportionate amount due under all such guaranties or (b) the amount of the Capital Contribution of the Member or Unitholder in Exhibit A, the paying Member or Unitholder shall have a right to claim and recover contribution from all other Members or Unitholders who have paid less than the lesser of (a) their Proportionate share of the obligation and (b) their Capital Contribution. Furthermore, the Company shall treat as a creditor any Member or Unitholder to the extent its payments under the guarantees exceed the lesser of (a) its Proportionate amount of the obligations or (b) the amount of the Capital Contribution of the Member or Unitholder in Exhibit A.

5.2       Additional Capital Contributions.Except as required by law or expressly contemplated or permitted by this Agreement pursuant to the issuance of Units, no Member shall be required or permitted to make any Capital Contributions or loans to the Company.

5.3       Capital Accounts. A separate Capita] Account shall be established and maintained for each Member on the Company's books and records in accordance with the following:

(a)            To each Member's Capital Account, there shall be added such Member's Capital Contributions, such Member's allocable share of Net Income and any items of income or gain specially allocated to such Member, and the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member.

(b)            From each Member's Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member's allocable share of Net Loss and any items of loss or deductions specially allocated to such Member, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(c)            In the event any Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred Units.

(d)            In determining the principal amount of any liability for purposes of subsections (a) and (b) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e)            The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. If the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, the Manager may make such modification; provided that such modification will not have a material effect on the amounts distributable to any Member pursuant to Section 8.4 upon the dissolution of the Company. The Manager shall also make (i) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) any appropriate modifications upon the occurrence of unanticipated events that might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2. The foregoing provisions are not intended to prevent the Company from maintaining such books and records as may be necessary to prepare financial statements on the basis of GAAP.

5.4       Gross Asset Value of Company Assets. The Gross Asset value of any asset of the Company shall be the asset's adjusted basis for federal income tax purposes, except as follows:

(a)            The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution, as reasonably determined by the Manager, provided that the initial Gross Asset Values of assets contributed to the Company pursuant to Section 5.1 shall be as agreed to by such Member and the Company as set forth on Exhibit A with respect to that Member;

(b)            The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as reasonably determined by the Manager immediately prior to the following times:

 (i)            the acquisition of an additional interest in the Company by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(ii)            the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company, if the Manager reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)            the liquidation of the Company within the meaning of Regulations Section 1.704-1(b) (2)(ii)(g); and

(iv)            such other times as the Manager shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c)            The Gross Asset Value of any Company asset distributed to a Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as reasonably determined by the Manager.

(d)            At the election of the Manager, the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted tax basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) as provided in Section 5.4(e); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the Manager reasonably determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

(e)           If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

5.5       Authority to Enforce Capital Contributions. Only the Company (and no third party creditor, either in its own right or as a successor-in-interest of the Company, and including a trustee, receiver or other representative of the Company or Member) shall be entitled to enforce any obligation to make Capital Contributions. The Members intend and agree that any obligation of the Members to make Capital Contributions constitutes an agreement to make financial accommodations to and for the benefit of the other Members and the Company. If any Person fails to make in full a Capital Contribution that such Person agreed to make in exchange for the issuance of Units prior to or concurrent with the issuance of such Units or at such other time as agreed to by such Person and the Company, then such Person shall have no membership interest or economic interest in the Company relating to or represented by such Units, and such Units shall not be considered to be outstanding, until such Capital Contribution is made in full.

5.6       No Interest; No Return. Except as provided herein or required by law, no Member shall be entitled to interest on its Capital Contributions or on its Capital Account, and no Member may withdraw any portion of the capital of the Company and no Member shall have any right to demand or receive the return of its Capital Contributions from the Company.

5.7       No Obligation to Restore Capital Account Deficit. No Member shall be obligated to restore the amount of any deficit Capital Account balance, and no Member shall have any liability to the Company, to any other Member, to the creditors of the Company or to any other Person on account of any deficit Capital Account balance.

6.            DISTRIBUTIONS

6.1       Distributions in General. Money or other property of the Company may be distributed to the Members in such amounts and at such times as determined by the Manager in its discretion, and when distributed shall be distributed among the Members as provided in Section 6.2, except as otherwise provided in this Agreement. The Manager shall establish a record date with respect to each distribution that is on or before the date the distribution is made, and each distribution shall be distributed according to the ownership of Units as of the record date of such distribution. If the Manager does not specify a record date for a distribution, the record date shall be the date of the action or resolution of the Manager authorizing the distribution.

6.2       Priority of Distributions

(a)            Distributions in General. Any distribution other than a distribution upon dissolution of the Company shall be made Proportionately to the Unitholders.

(b)            Distribution upon Dissolution. Any distribution made on or after the dissolution of the Company shall be distributed in accordance with Section 8.4 hereof.

6.3       Distributions In Kind. The Manager may distribute assets in kind to the Members, provided that if such distribution in kind is made together with a distribution of money, such assets shall, to the extent possible and except as hereinafter provided, be distributed among the Members Proportionately, and provided further that no Member may be compelled to accept a distribution of assets in kind except (a) upon a dissolution of the Company or (b) when no Member is receiving a distribution of money. Such distribution in kind shall be treated as if it were a sale of such assets, and any gain or loss on such deemed sale shall be included in the Net Income or Net Loss of the Company for the Fiscal Period in which such distribution occurs. To the extent assets are distributed to the Members, the Manager shall make a determination of the fair market value of such property at the time of such distribution. No right is given to any Member to demand or receive property other than money.

6.4       Distributions to Pay Taxes. The Company may, but shall not be obligated to, distribute Proportionately to the Unitholders within thirty (30) calendar days after the end of each quarter of each Fiscal Year an amount of cash equal to the product of (a) the sum of the highest federal income tax rate and the highest state income tax rate applicable to any Unitholder for such Fiscal Year, multiplied by (b) the taxable income of the Company for such quarter of such Fiscal Year for federal income tax purposes. The sum of the highest federal income tax rate and the highest state income tax rate shall be initially presumed to be fifty percent (50%).

6.5       Taxes of Members Paid or Withheld. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Manager reasonably determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Code Section 1441, Code Section 1442, Code Section 1445 or Code Section 1446, or Section 18805 or Section 26131 of the California Revenue and Taxation Code or Title 30 of the Delaware Code. Any amounts withheld from a distribution to a Member pursuant to this paragraph shall be treated as having been distributed to such Member for all purposes under this Agreement. Any subsequent distribution of an amount previously withheld from a distribution to such Member and not paid to a taxing authority on behalf of or with respect to such Member shall not be treated as an additional amount distributed. Any amount paid on behalf of or with respect to a Member and not withheld from a distribution to such Member shall constitute an amount that is due and payable by the Member to the Company within 15 days after notice from the Manager that such payment must be made.

7.            ALLOCATIONS

7.1       General Allocations. Net Income and Net Loss shall be determined with respect to each Fiscal Period as of the end of the last day of each such Fiscal Period and shall be allocated at such time to the Members for purposes of adjusting the Capital Accounts of the Members as provided in this Section 7.1 after giving effect to the allocations under Section 7.2.

(a)            Net Income. Net Income of the Company for a Fiscal Period shall be allocated Proportionately to the Unitholders.

(b)            Net Loss. Net Loss of the Company for any Fiscal Period shall be allocated Proportionately to the Unitholders.

7.2       Regulatory Allocations. Notwithstanding the allocations made pursuant to Section 7.1, items of income, gain, loss, deduction. or credit of the Company shall be allocated for purposes of adjusting the Capital Accounts of the Members as and to the extent required by this Section 7.2.

(a)            Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Fiscal Period, then each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain during such Fiscal Period as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto, and the items to be allocated shall be determined in accordance with Regulations Section 1.704-2(0(6) and 1.704-2(j)(2). This paragraph is intended to qualify as a "minimum gain chargeback" within the meaning of Regulations Section I.704- 2(f) and shall be interpreted consistent therewith.

(b)            Member Minimum Cain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(0(4) or in paragraph (a) above, if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Period, then each Member that has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Minimum Gain attributable to the Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). This paragraph is intended to qualify as a "chargeback of partner nonrecourse debt minimum gain" within the meaning of Regulations Section 1.704-2(i) and shall be interpreted consistent therewith.

(c)            Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Period shall be specially allocated to the Member or Members who bear the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, as determined in accordance with Regulations Section 1.704-2(0. If more than one Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, any Member Nonrecourse Deductions with respect to such Member Nonrecourse Debt shall be specially allocated among such Members in accordance with the ratios in which the Members share the economic risk of loss for such Member Nonrecourse Debt.

(d)            Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation, or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then items of Company income and gain (consisting of a pro rata portion of each item of income and gain of the Company) shall be specially allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Member in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this paragraph shall be made only if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Agreement have been tentatively made as if this paragraph were not in the Agreement. This paragraph is intended to qualify as a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)            Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax asis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704- 1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to a Member in complete liquidation of his interest, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704- 1(b)(2)(iv)(m)(2) applies, or the Members to whom such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(f)            Limitation on Allocation of Net Loss. If the allocation of Net Loss to a Member would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be specially allocated to the other Members in the manner that such Net Loss would generally allocated if the Units of such Member were not outstanding, subject to the limitation of this paragraph.

(g)            Curative Allocations. The allocations set forth in paragraphs (a) through (f) above (the "Regulatory Allocations") are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. To the maximum extent possible without violating the requirements giving rise to the Regulatory Allocations, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this paragraph, so that the net amount of Company income, gain, loss, deduction and credit allocated to each Member shall be equal to the net amount of Company income, gain, loss, deduction and credit that would have been allocated to each such Member if the Regulatory Allocations had not occurred. Therefore, notwithstanding any other provision of this Section 7 (other than the Regulatory Allocations), the Manager shall be authorized to make such offsetting special allocations of Company income, gain, loss, deduction or credit in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 7.1. In exercising their discretion under this paragraph, the Manager shall take into account future Regulatory Allocations under paragraphs (a) and (b) above that, although not yet made, are likely to offset Regulatory Allocations made under paragraphs (c) and (d) above.

7.3       Tax Allocations

(a)            General. For purposes of determining the distributive Units of the Members of ompany income, gain, loss, deduction or credit for federal, state, or local income tax purposes, (i) an allocation to a Member of a share of Net Income or Net Loss for purposes of adjusting its Capital Account shall be treated as an allocation of the same share of each item of income, gain, loss, deduction or credit that is taken into account in computing Net Income or Net Loss, except as otherwise provided in this Section 7.3, and (ii) any items of income, gain, loss, deduction or credit of the Company not taken into account in computing Net Income or Net Loss shall be allocated among the Members in the same manner as the correlative items of "book" income, gain, loss, deduction or credit are allocated for purposes of adjusting Capital Accounts. Allocations pursuant to this Section 7.3 are solely for purposes of federal, state, and local income taxes and shall not affect, or in any way be taken into account in computing or adjusting, any Member's Capital Account.

(b)            Code Section 704(c) Allocations. Items of income, gain, loss, deduction and credit with respect to any property contributed to the capital of the Company with a Gross Asset Value that varies from its adjusted tax basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members for federal, state and local income tax purposes so as to take into account the variation between the adjusted tax basis of the property and its initial Gross Asset Value using any method permitted under Regulations Section 1.704-3 as selected by the Manager. In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 5.4(b), subsequent allocations of income, gain, loss deduction and credit with respect to such asset shall take into account any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) using any method permitted under Regulations Section 1.704-3 as selected by the Manager.

(c)            Recapture. In the event that the Company has taxable gain that is characterized as ordinary income under the recapture provisions of the Code, each Member's distributive share of taxable gain from the sale of Company assets (to the extent possible) shall include a proportionate share of this recapture income equal to that Member's proportionate share of the prior cumulative depreciation deductions with respect to the assets that gave rise to the recapture income.

7.4       Other Allocation Rules

(a)            Varying Interests. In the event that Units are issued, Transferred, converted or redeemed during a Fiscal Period, Net Income, Net Loss, each item thereof and all other items of income, gain, loss, deduction and credit shall be allocated among the Members taking into account their varying ownership of Units during the Fiscal Period in accordance with Code Section 706(d), using the "interim closing of the books" method, the "daily proration" method, a monthly proration method or any other method permissible under Code Section 706(d), as selected and applied in the discretion of the Manager.

(b)            Excess Nonrecourse Liabilities. The "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3) shall be allocated Proportionately among the Unitholders, which is the manner in which it is reasonably expected that the deductions attributable to those nonrecourse liabilities will be allocated.

(c)            Treatment of Distributions. Distributions to a Member shall be treated as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only if and to the extent that the distribution (a) causes or increases an Adjusted Capital Account Deficit for the Member and (b) is directly attributable to the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt under the methods prescribed under Regulations Section 1.163-8T for allocating debt proceeds among expenditures (applying those rules to the Company as if it were an individual).

(d)            Tax Elections. The Manager shall, without further consent of the Members being required (except as specifically required by Section 1 or any other provision hereof), have the authority to determine the method of depreciation to be utilized by the Company for federal, state and local income tax purposes and to make any and all elections for federal, state, and local tax purposes including, without limitation, any election, if permitted by applicable law, to adjust the basis of Company property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state or local law, in connection with transfers of interests in the Company and Company distributions.

(e)            Changes in Tax Law. In the event that (a) any modifications are made to the Code or any Regulations, (b) any changes occur in any case law applying or interpreting the Code or any Regulations, (c) the IRS changes or clarifies the manner in which it applies or interprets the Code or any Regulations or any case law applying or interpreting the Code or any Regulations or (d) the IRS adjusts the reporting of any of the transactions or allocations contemplated by this Agreement which, in each case, in the opinion of an independent tax counsel, requires allocations of items of income, gain, loss, deduction or credit or reporting of any of the transactions contemplated by this Agreement in a manner different from the allocations or reporting set forth in this Agreement, the Manager is hereby authorized to make new allocations or report any such transactions (as the case may be) in reliance on the opinion of such independent tax counsel, and such new allocations and reporting shall be deemed to be made pursuant to the fiduciary duty of the Manager to the Company and the other Members, and no such new allocation or reporting shall give rise to any claim or cause of action by any Member.

7.5       Consent to Allocations. The Members acknowledge and are aware of the federal, state and local income tax consequences of the provisions, hereinabove set forth, by which Net Income, Net Loss and each item of income, gain, loss, deduction and credit of the Company are allocated and treated and hereby agree to be bound by those provisions, and the allocations made pursuant thereto, in reporting each item of income, gain, loss, deduction and credit for federal, state and local income tax purposes. The Members hereby expressly consent to such provisions as an express condition of becoming a Member.

7.6       Computation of Net Income and Net Loss. The Net Income and Net Loss of the Company for each Fiscal Period shall be equal to the Company's taxable income or loss for such Fiscal Period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)            Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this Section 7.6 shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(b)            Any expenditure of the Company described in Code Section 705(a)(2)(b) or treated as a Code Section 705(a)(2)(b) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this Section 7.6 shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(c)            In the event that the Gross Asset Value of any Company asset is adjusted pursuant to Section 5.4(b) or (c), the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d)            Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)            In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Period;

(f)            To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g)            Notwithstanding any other provision of this Section 7.6, any item allocated pursuant to Section 7.2 hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be allocated pursuant to Section 7.2 hereof shall be determined by applying rules analogous to those set forth in this Section 7.6.

8.            DISSOLUTION AND TERMINATION

8.1       Events Causing Dissolution. The Company shall he dissolved and its affairs shall be wound up upon the earliest to occur of the following events (a "Dissolution Event"):

(a)            A Majority Vote of the Members in favor of dissolution of the Company; or

(b)            Entry of a decree of judicial dissolution of the Company. The foregoing events shall be the only events that shall cause the dissolution of the Company.

8.2       Liquidator. The winding up of the Company shall be conducted by the Manager, excluding any Manager who has wrongfully dissolved the Company, or if there are no the Manager remaining then by a Person designated by a Majority Vote of the Members (in each case, the "Liquidator").

8.3       Certificate of Dissolution. As soon as practicable following the occurrence of a Dissolution Event, the Liquidator shall execute a Certificate of Dissolution in such form as shall be prescribed by the Delaware Secretary of State and file such certificate as required by the Act.

8.4       Winding Up of the Company. Upon a Dissolution Event, the Liquidator shall take full account of the Company's assets and liabilities, liquidate the assets as promptly as is consistent with obtaining their fair value, or to the extent the assets cannot be sold or the Members otherwise unanimously agree in writing, value and distribute the asset in kind, and apply and distribute the proceeds or assets in the following order:

 (a)            To the payment, or adequate provision for payment, of the creditors of the Company (including Members who are creditors of the Company);

(b)            To the creation of any reserves which the Liquidator deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(c)            To the Members with positive Capital Account balances in proportion to their positive Capital Account balances.

8.5       Termination. After dissolution pursuant to Section 8.1, the Company shall continue to exist for the purpose of winding up its affairs, prosecuting and defending actions by or against it in order to collect and discharge obligations, disposing of and conveying its property, and collecting and dividing assets. At any time after dissolution of the Company, any Member with approval by a Majority Vote of the Members may file a certificate of revival with the Delaware Secretary of State in accordance with Section 18-1109 of the Delaware Limited Liability Companies Act, in which case the Company shall be treated as if it had never dissolved. Absent the filing of a certificate of revival, upon the completion of the winding up of the affairs of the Company, the Liquidator shall cause to be filed in the office of the Delaware Secretary of State a certificate of cancellation of Certificate of Formation in accordance with the Act, and the existence of the Company shall cease as of the date of filing of such certificate subject to the conditions specified in Section 18-203 of the Act.

9.            INDEMNIFICATION

9.1       General. The Company, its receiver or its trustee, shall indemnify, defend and save harmless each of the Managers of the Company, and former Managers and the Members and the former Members (each, an "Indemnitee") from any and all liability, loss or damage incurred by such Indemnitee by reason of any act performed or omitted to be performed by such Indemnitee in connection with the business of the Company, including any and all costs, claims, damages, demands, expenses, fines, judgments and amounts expended in the settlements of any claims of liability, loss or damage; provided that if the liability, loss or damage arises out of any action or inaction of an Indemnitee the action or inaction must not have constituted fraud, gross negligence or willful malfeasance by such Indemnitee; and, provided further, that the indemnification shall be recoverable only from the assets of the Company and not any assets of the Members. The Company may, however, purchase and pay for that insurance, including extended coverage liability and casualty and worker's compensation, as would be customary for any person engaging in a similar business, and name the Indemnitees as additional or primary insured parties. To the extent that the law hereafter changes to allow for broader indemnification, this Agreement shall be deemed modified to provide such indemnification.

9.2       Advancement of Expenses. The Company shall pay or advance all expenses incurred by an Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 9.1 hereof. The Indemnitee shall repay such amounts paid or advanced only if, and to the extent that, it shall ultimately be determined that such Indemnitee is prohibited by law from being indemnified by the Company as authorized hereby. The payments and advances to be made hereunder shall be paid by the Company to the Indemnitee within ten (10) days following delivery of a written request therefor by the Indemnitee to the Company.

9.3       Non-Exclusivity. The indemnification provided by this Section 9 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

9.4       Interested Transactions. No Indemnitee shall be denied indemnification, in whole or in part, under this Section 9 by reason of the fact that the Indemnitee had an interest in the transaction that was previously disclosed to all Members or the Manager with respect to which the indemnification applies to the extent that the transaction was otherwise permitted by law or the terms of this Agreement.

9.5       Curative Payments. The Company agrees that it shall pay Lender all amounts for which it becomes liable to Lender in the manner provided for payment thereof in the credit agreements between Company and Lender, as amended from time to time ("Loan Agreement"). If any Unitholder (a "Defaulting Unitholder") fails to pay his Proportionate amount of any obligation or liability for which the Unitholders become jointly liable pursuant to the Loan Agreement or any guaranties thereof, and, as a result, the Company or any or all of the other Unitholders (the "non-defaulting Unitholders") make the payment that should have been made by the Defaulting Unitholder (a "Curative Payment"), then the Defaulting Unitholder shall reimburse the Company or the Unitholders that made the Curative Payment on his or her behalf not later than five (5) business days after written demand is made therefor by the Company or any of the non-defaulting Unitholders on the Defaulting Unitholder, together with interest thereon, accruing at the maximum rate permitted by law from the date such payment should have been made by the Defaulting Unitholder. If such reimbursement does not occur within such time period, and the Curative Payment was made by the Company and/or any non-defaulting Unitholders, then the Company and/or any of the Unitholders shall be entitled to exercise all rights and remedies that are available at law to recover from the Defaulting Unitholder the Curative Payment and any interest that has accrued thereon and, in addition and without limiting any of such rights or remedies, the Company is hereby authorized to withhold from cash distributions that would otherwise be payable to the Defaulting Unitholder by the Company the amount of the Curative Payment, plus the interest accrued thereon, and to reimburse the non-defaulting Unitholders for (i) the amount of any Curative Payment they made on behalf of the Defaulting Unitholder, and (ii) if the Company made the Curative Payment, or any portion thereof on behalf of the Defaulting Unitholder, the amount of any cash distributions that the non-defaulting Unitholders would have received from the Company had the Company not had to make the Curative Payment. Any such distributions that are so withheld shall be deemed to have been paid to and received by the Defaulting Unitholder and then paid by the Defaulting Unitholder to the Company or such non- defaulting Unitholders (as the case may be) and shall not be deemed to constitute, for any purpose, a reallocation of cash distributions among the Unitholders.

10.           BOOKS AND RECORDS

10.1      Maintenance of Books and Records. The Secretary shall maintain at the Company's principal office, or such other place as shall be designated by the Manager, the following documents:

(a)            A current list, and all past lists, setting forth the full name and last known business or residence address of each Member, in alphabetical order, together with the Capital Contribution made by each Member and the number of Units held by each Member;

(b)            A current list, and all past lists, setting forth the full name and last known business or residence address of the Manager;

(c)            A copy of the Certificate and all amendments thereto, together with executed copies of any power of attorney pursuant to which the Certificate, or any amendments thereto, shall have been executed;

(d)            Copies of the Company's federal, state and local income tax or information returns and reports for the six (6) most recent taxable years or, if those returns and statements were not prepared, copies of the information and statements provided to, or which should have been provided to, the Members, if any. in order to enable them to prepare their federal, state, and local tax returns for those years;

(e)             Copies of the Company's financial statements, if any, for the six (6) most recent Fiscal Years and the interim period thereafter;

(f)             Copies of this Agreement and all amendments or supplements thereto, and copies of any written such operating agreement's, amendments or supplements no longer in effect, together with executed copies of any power-of-attorney pursuant to which this Agreement, or any amendments or supplements thereto, shall have been executed;

(g)            The books and records of the Company as they relate to the internal affairs of the Company for at least the current and past four (4) Fiscal Years, including a book of the minutes of all meetings of the Members or the Manager, all resolutions and actions by written consent of the Members or the Manager and any other writings prepared pursuant to a requirement of this Agreement; and

(h)            Upon request of any tax assessor to make such documents available, a true copy of business records relevant to the amount, cost, and value of all property that the Company owns, claims, possesses or controls within the county of such tax assessor.

10.2       Inspections and Reports

(a)             Upon the request of a Member in writing with a stated purpose reasonably related to the interest of the Member as a Member, the Company shall promptly deliver to the requesting Member, at the expense of the Company, a copy of the information required to be maintained by the Company pursuant to Sections 10.1(a), (b), (c), (d) and (f) to the extent requested by the requesting Member; provided, however, the Manager shall have the discretion to keep confidential any such information to the extent to which the Manager believes in good faith that disclosure could compromise the protection of confidential information of the Company, its customers, vendors or any Persons to whom the Company believes in good faith that it owes an obligation to maintain such confidentiality.

(b)            Each Member and Manager has the right, upon reasonable request and for purposes reasonably related to the interest of that person as a Member or Manager, to inspect and copy during normal business hours any of the records required to be maintained by Section 10.1, and to obtain from the Company, promptly after its becoming available, a copy of the Company's federal, state, and local income tax or information returns for each Fiscal Year.

(c)            The Company shall deliver to each Member within 90 days after the end of each Fiscal Year the information required by law for the Member to complete his or her federal, state and local income tax or information returns.

11.           MISCELLANEOUS

11.1          Amendment. Subject to any further approval expressly required by this Agreement, this Agreement may be amended by the Manager in the Manager's discretion; provided, however, that this Agreement may not be amended without the unanimous consent of each and every Member for any amendment that would affect (i) the limited liability of a Member, affect the status of the Company as a partnership (except as expressly provided in this Agreement) or disregarded entity (except as expressly provided in this Agreement) for federal or State income tax purposes, (ii) the amount of Net Income or Net Loss allocable to the Members, or (iii) the amount or relative priority of distributions to and among the Members.

11.2       Notices. Unless otherwise specifically provided in this Agreement, all notices and demands required to be given hereunder shall be deemed to be duly given at the time of delivery if such notice or demand is personally delivered, or forty-eight (48) hours after mailing if such notice or demand is deposited with the United States Postal Service, postage prepaid, for mailing via certified or registered mail, return receipt requested, to the Secretary of the Company at the principal office of the Company or to a Member at the address set forth below the name of the Member on Exhibit A attached hereto. Such addresses may only be changed by such addressee giving written notice of such change of address to all of the other parties hereto.

11.3       Counterparts. This Agreement may be executed in one or more counterparts and all, so executed, shall constitute one Agreement, binding on all of the Members or Unitholders who so execute, notwithstanding that all of the Members are not signatories to the same original or the same counterpart. A signed original in counterpart can be delivered or stored electronically, and such copies shall be considered enforceable to the full extent of the originals and as if they were an originally signed Agreement.

11.4       Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in effect.

113       Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the Members and their successors and permitted assigns.

11.6       Captions. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenient reference. The titles and captions in no way define, limit, extend, or describe the scope or intent of this Agreement nor any provision hereof.

11.7       Terms and Usage. Whenever required by the context, any pronoun shall include the corresponding masculine, feminine and neuter forms, and the singular shall include the plural, and vice versa. All references herein to Sections or Exhibits shall be deemed to refer to Sections of or Exhibits to this Agreement unless the context shall otherwise require. All Exhibits attached hereto shall be deemed incorporated herein by reference as if set forth in full herein. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All accounting terms not defined herein shall have the meanings determined by GAAP. The words "hereof," "herein" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. As used in this Agreement, the vote, approval, or consent of, and the exercise of discretion by, the Members shall be obtained, received or conducted in the manner specified in Section 3.4, and the vote, approval, or consent of, and the exercise of discretion by, the Manager shall be obtained, received or conducted in the manner specified in Section 2.1.

11.8       Application of the Act. Except as provided in this Agreement or the Certificate, the rights and obligations of the Members and Manager shall be as provided in the Act and the business and affairs of the Company shall be governed by the Act. In the event of a conflict between the provisions of this Agreement or the Certificate and the provisions of the Act, the provisions of this Agreement or the Certificate shall prevail over the provisions of the Act unless the Act provides that a written operating agreement or Certificate of organization may not vary the provision or provisions of the Act that are in conflict with this Agreement or the Certificate.

11.9       Choice of Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as if this Agreement were executed in and to be performed entirely within the State of Delaware and as if all the Members and Manager reside in Delaware.

11.10    Entire Agreement. There are no representations, agreements, arrangements or understandings, oral or written, between and among the Members relating to the subject matter of this Agreement that are not fully expressed herein, and this Agreement constitutes the entire understanding among the Members relating to the subject matter of this Agreement and supersedes any prior written or oral agreements between them respecting the subject matter contained herein.

11.11    Waiver. No waiver of any breach or default of this Agreement by any party hereto shall be considered to be a waiver of any other breach of default of this Agreement.

11.12    Further Assurances. Each party hereto agrees to perform any further acts and to execute and deliver any further documents which may be reasonably necessary to carry out the provisions of this Agreement.

11.13    Attorney's Fees. In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred in ascertaining such party's rights, in preparing to enforce, or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

11.14   Probate Confirmation. If the Units of a Deceased Member or spouse are a part of his or her probate estate, the personal representative of the Deceased Member or Deceased Spouse shall apply for and obtain any necessary court approval or confirmation of the purchase and sale of the Units, and any fees or expenses incurred in connection therewith shall be borne by the estate.

11.15    Remedies and Jurisdiction. Any and all disputes, complaints, controversies, claims and grievances arising under, out of or in connection with, or in any manner related to this Agreement, shall be submitted for resolution to a state Superior Court sitting in San Diego County, California. Each Member hereby consents to the personal jurisdiction of the courts of the State of California, and agrees that all actions brought under this Agreement shall be brought in Superior Court sitting in San Diego County, California. The parties acknowledge that this Agreement is to be performed in material part in the location of the Company's principal office, currently in Vista, California.

12.            DEFINITIONS. The following definitions shall for all purposes be applied to the terms used in this Agreement, unless clearly indicated to the contrary. The following definitions shall apply equally to both the singular and plural forms of the terms defined.

12.1       "Act" means the Delaware Limited Liability Act, Delaware Code Section 18-101 or any successor statute, as amended from time to time.

12.2       "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit alance in such Member's Capital Account, if any, as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

 (a)            Increase such balance by any amounts that such Member is obligated to contribute pursuant to this Agreement, the outstanding principal balance of any promissory note (of which such Member is the maker) contributed to the Company by such Member (other than a promissory note that is readily tradable on an established securities market), and the amount of any unconditional obligation of such Member (whether imposed by this Agreement or by state or local law) to make subsequent contributions to the Company (other than pursuant to a promissory note of which such Member is the maker), to the extent such Member is treated under Regulations Section 1.704-1(b)(ii)(c) as obligated to restore such amounts;

(b)             Increase such balance by such Member's share of Company Minimum Gain at the end of such Fiscal Year, as determined pursuant to Regulations Section 1.704-2(g)( I ), and such Member's share of the Member Minimum Gain for all Member Nonrecourse Debts, as determined pursuant to Regulations Section 1.704-2(i);

(c)             Decrease such balance by the adjustments described in Regulations Section 1.704-1(b)(2)(ii)(d)(4) relating to depletion allowances with respect to oil and gas properties of the Company;

(d)             Decrease such balance by the allocations of loss and deduction that, as of the end of such Fiscal Year, reasonably are expected to be made to such Member pursuant to Code Section 704(e)(2) relating to interests created by gift, Code Section 706(d) relating to changes in interest during a Fiscal Year, and Regulations Section 1.751-1(b)(2)(ii) relating to distributions of unrealized receivables or substantially appreciated inventory items; and

(e)              Decrease such balance by the distributions that, as of the end of such Fiscal Year, reasonably are expected to be made to such Member to the extent they exceed offsetting increases to such Member's Capital Account balance that reasonably are expected to occur during (or prior to) the Fiscal Years in which such distributions reasonably are expected to be made, as determined pursuant to Regulations Section 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of "Adjusted Capital Account Deficit" is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

12.3     "Adjustment Date" means (a) the last day of each Fiscal Year, (b) the day before the date of admission of any Member, (c) the day before the date a Member ceases to be a Member except as a result of a Transfer of such Member's remaining Units, or (d) any other date determined by the Manager as appropriate for the closing of the Company's books.

12.4     "Affiliate" means, with respect to any Person, any Person directly or indirectly Controlling or Controlled by or under common Control with such Person.

12.5      "Agreement" means this Limited Liability Company Operating Agreement of JAVO DISPENSER, LLC, as it may be amended, supplemented or restated from time to time.

12.6     "Capital Account" means, with respect to any Member, the capital account established and maintained for such Member on the Company's books and records in accordance with the provisions of Section 3.

12.7     "Capital Contribution" means, with respect to any Member, the amount guarantied by such Member to or for the Company.

12.8      "Certificate" means the Certificate of Formation of JAVO DISPENSER, LLC, filed with the Delaware Secretary of State under Section 18-201 of the Act.

12.9     "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

12.10   "Common Unit" means a Share specified as a Common Unit by the Manager at the time it is issued.

12.11   "Company" means the limited liability company formed upon the filing of the Certificate pursuant to the Act and this Agreement and, if the context permits, any successor to such company.

12.12   "Company Minimum Gain" has the meaning set forth in Regulations Section 1.7042(b)(2) for the phrase "partnership minimum gain," and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

12.13   "Control" means, when used with respect to any Person, the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have correlative meanings.

12.14   "Depreciation" means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that hears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that, if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

12.15   "Economic Risk of Loss" means the "economic risk of loss" within the meaning of Section 1.752-2 of the Treasury Regulations.

12.16 "Fiscal Period" means the period beginning on the day following any Adjustment Date (or for the purposes of the first Fiscal Period, beginning on the date of formation of the Company) and ending on the next succeeding Adjustment Date.

12.17   "Fiscal Year" means the fiscal year and taxable year of the Company for financial reporting and tax purposes determined pursuant to Section 1.

12.18   "Gross Asset Value" means, with respect to any asset, the value determined in accordance with Section 5.4.

12.19   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Manager and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Manager (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the United States accounting profession, which are applicable to the facts and circumstances on the date of determination.

12.20   "Indemnitee" has the meaning set forth in Section 9.1

12.21   "IRS" means the Internal Revenue Service of the United States.

12.22   "Liquidator" means the Manager, or any Person elected by a Majority Vote of the Members to be responsible for overseeing the winding up and dissolution of the Company pursuant to Section 8.

12.23   "Majority Vote" of the Members means approval by the affirmative vote or written consent of one or more Members holding in the aggregate more than fifty percent (50%) of the votes afforded with respect to all outstanding Units eligible to vote on the matter.

12.24   "Manager" or "Manager" means the Manager of the Company formed pursuant to Section 2 and empowered to manage the business and affairs of the Company pursuant to the Certificate and Section 2.

12.25   "Member" means a member of the Company holding one or more Units.

12.26   "Member Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.7042(i) with respect to "partner nonrecourse debt minimum gain."

12.27   "Member Nonrecourse Debt" has the meaning set forth in Regulations Section 1.7042(b)(4) for the phrase "partner nonrecourse debt."

12.28   "Member Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(i)(2) for the phrase "partner nonrecourse deductions," and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

12.29   "New Units" means any Units proposed to be issued by the Company after the date of this Agreement, other than (a) Units issued in connection with a bona fide business acquisition by the Company, whether by merger, consolidation, purchase of assets, purchase or exchange of stock or other equity interests in another business entity or otherwise approved by the Manager, to the extent that such Units or the proceeds from the issuance of such Units are used to finance such business acquisition, or (b) Units issued in a Recapitalization.

12.30   "Net Income" or "Net Loss" means, with respect to each Fiscal Year of the Company, the amount calculated in accordance with Section 5.10 for such Fiscal Year.

12.31   "Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b) (1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

12.32   "Nonrecourse Liability" has the meaning set forth in Regulations Section 1.752-1(a)(2). 12.33 "Permitted Transfer" has the meaning set forth in Section 4.6.

12.34   "Person" means an individual, partnership, limited partnership, trust, estate, association, corporation. limited liability company, or other entity, whether domestic or foreign.

12.35   "Proportionate" or "Proportionately" means in proportion to the number of Units held by Unitholders (i.e. according to the ratio of the number of Units held by each Member to the total number of Units that are outstanding). For instance, a distribution to be made Proportionately to the Unitholders would be made to each Member holding Units in an amount equal to (i) the number of Units held by such Member, divided by (ii) the total number of Units outstanding on the record date of such distribution, multiplied by (iii) the total amount of the allocation made to the Unitholders.

12.36   "Purchasers" has the meaning set forth in Section 4.7(c). 12.37 "Recapitalization" has the meaning set forth in Section 4.4.

12.38   "Regulations" means the income tax regulations promulgated under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

12.39   "Regulatory Allocations" means the allocations set forth in Section 7.2(a) through (g). 12.40 "SEC" means the Securities and Exchange Commission of the United States.

12.41   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

12.42   "Supermajority Vote" of the Members means approval by the affirmative vote or written consent of one or more Members holding in the aggregate more than seventy-five percent (75%) of the votes afforded with respect to all outstanding Units eligible to vote on the matter.

12.43   "Transfer" means, with respect to any property or right, any sale, assignment, bequest, conveyance, devise, encumbrance, exchange, gift (outright or in trust), hypothecation, mortgage, pledge, transfer or other disposition or act of alienation, whether directly or indirectly or through one or more steps in a series of interrelated or interdependent transactions, whether voluntary or involuntary or by operation of law, of (a) such property or right, (b) an option to acquire such property or right, or (c) stock, partnership interests, membership interests or other interests (whether equity or otherwise) in the holder of such property or right that together comprise fifty percent (50%) or more of the value or voting power of all securities of such holder (other than stock, partnership, membership or other interests listed for trading on a national stock exchange or listed on the NASDAQ National Market). The terms "Transferred" and "Transferring" have correlative meanings.

12.44   "Unit" means a unit of ownership of the Company, a membership interest in the Company issued pursuant to Section 4 and conferring upon the holder thereof all the rights and benefits as provided in this Agreement, and any and all rights and benefits to which a member of the Company is entitled under the Act to the extent not in conflict with this Agreement, together with all obligations of Members to comply with the terms and provisions of this Agreement and the Act.

12.45   "Unitholders" means, individually and collectively, a Member holding one or more Units.

EXHIBIT A

SCHEDULE OF UNITS

Member	Capital Contribution*	Number of Common Units	Proportionate Interest
William C. Baker	$525,000.00	525	17.50%
Thomas Rielly	$525,000.00	525	17.50%
Terry C. Hatch	$300,000.00	300	10.00%
James R. Knapp	$300,000.00	300	10.00%
Walter Eeds	$300,000.00	300	10.00%
Kerry Mangano	$300,000.00	300	10.00%
Wade Cable	$300,000.00	300	10.00%
Ron Maggard	$300,000.00	300	10.00%
Stanley A. Solomon	$150,000.00	150	5.00%
TOTALS:	$3,000,000.00	3,000	100.00%

* Capital Contribution for this schedule is the total amount of the Member's loan guarantee which is 150% of the several portion of the $2,000,000 which the Member has agreed to guarantee.

CONSENT OF SPOUSE

I am the spouse of . I acknowledge that I have read the foregoing Agreement and that I know its contents. I am aware that by its provisions, my spouse agrees, among other things, to the imposition of certain restrictions on the transfer of Units in JAVO DISPENSER, LLC, a Delaware limited liability company, including my community interest therein (if any), which rights and restrictions may survive my spouse's death. I hereby consent to such rights and restrictions, approve of the provisions of the Agreement, and agree that I will bequeath any interest which I may have in such Units or any portion thereof, including my community interest, if any, or permit any such interest to be purchased, only in a manner consistent with the provisions of the foregoing Agreement. I direct that any residuary clause in my Will shall not be deemed to apply to my community interest (if any) in such Interest except to the extent consistent with the provisions of the foregoing Agreement.

I also acknowledge that I have been advised to obtain independent counsel to represent my interests with respect to the foregoing Agreement but that I have declined to do so and I hereby expressly waive my right to such independent counsel.

Date: July , 2005

[Signature Above] [Print Name Above]

IN WITNESS WHEREOF, the parties have signed this Agreement in one or more counterparts on the date first above written.

MEMBERS

/s/ William C. Baker
William C. Baker, an individual

/s/ Thomas Rielly
Thomas Rielly, an individual

/s/ Terry C. Hackett
Terry C. Hackett, an individual

/s/ James R. Knapp
James R. Knapp, an individual

/s/ Walter Eeds
Walter Eeds, an individual

/s/ Kerry Mangano
Kerry Mangano, an individual

/s/ Wade Cable
Wade Cable, an individual

/s/ Ron Maggard
Ron Maggard, an individual

/s/ Stanley A. Solomon
Stanley A. Solomon, an individual

 JAVO DISPENSER, LLC

By:  /s/ Richard Gartrell
Name: Richard Gartrell
Title: Manager